Amendment to Distribution Services Agreement

This Amendment to Distribution Services Agreement (the “Amendment”) is made and entered into as of the 28th day of October, 2013 by and among Endurance Series Trust, a Delaware business trust (the “Trust”), Gator Capital Management, LLC, a Delaware limited liability company (the “RIA”) and Arbor Court Capital, LLC, an Ohio limited liability company (“ACC”).

WHEREAS, the Trust, the RIA and ACC previously entered into that certain Distribution Services Agreement dated as of January 30, 2013 (the “Agreement”); and

WHEREAS, the Trust, the RIA and ACC wish to amend the Agreement to add the Gator Opportunities Fund as an additional Fund under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Amendment.  Schedule A to the Agreement is hereby amended to add the Gator Opportunities Fund.

2.

No Further Changes.  The remainder of the Agreement shall remain in effect with no further changes.

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed as of the day and year first above written.

ENDURANCE SERIES TRUST

GATOR CAPITAL MANAGEMENT, LLC

By: /s/ Andres Sandate

By: /s/ Derek Pilecki

Name: Andres Sandate

Name: Derek Pilecki

Title: President

Title: Managing Member

ARBOR COURT CAPITAL, LLC

By: /s/ Christopher R. Barone

Name: Christopher R. Barone

Title: President